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XenoPort, Inc.

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NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220 ir@XenoPort.com

XenoPort Reports First Quarter Financial Results

SANTA CLARA, CA — May 8, 2014 — XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the first quarter ended March 31, 2014. Revenues for the quarter were $3.4 million, compared to $0.5 million for the same period in 2013. Net loss for the first quarter was $20.5 million, compared to a net loss of $23.5 million for the same period in 2013. At March 31, 2014, XenoPort had cash and cash equivalents and short-term investments of $122.5 million.

Business Updates Since the Start of the First Quarter

•	XenoPort submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) Division of Dermatology and Dental Products for XP23829 as a potential treatment for moderate-to-severe chronic plaque type psoriasis. Following clearance of the IND by the FDA, XenoPort plans to initiate a Phase 2 clinical trial of XP23829 for this indication by mid-2014. Previous XP23829 clinical studies were conducted under an active IND with the FDA Division of Neurology Products as a potential treatment for relapsing forms of multiple sclerosis (MS).

•	The nationwide total of HORIZANT® (gabapentin enacarbil) Extended-Release Tablets prescribed pills for the first quarter ended March 31, 2014 increased by 15% over the fourth quarter ended December 31, 2013 and increased by 25% compared to the first quarter ended March 31, 2013. Total prescribed pills in territories where XenoPort is promoting HORIZANT increased by 20% for the first quarter of 2014 compared to the fourth quarter of 2013 and increased by 64% compared to the first quarter ended March 31, 2013. Promotional efforts are driving results. In areas of the country in which XenoPort is not promoting HORIZANT, total prescribed pills for the first quarter of 2014 increased by 2% compared to the fourth quarter of 2013 and decreased by 30% over the first quarter ended March 31, 2013.

•	XenoPort presented seven posters and one platform presentation at the 66th Annual Meeting of the American Academy of Neurology (AAN) in Philadelphia, Pennsylvania and the 33rd Annual Scientific Meeting of the American Pain Society including data from a Phase 1 clinical trial of XP23829, and new post-hoc analyses of results from the gabapentin enacarbil clinical trial program.

•	A new U.S. patent (US 8,686,034) covering the approved uses of HORIZANT was issued by the U.S. Patent and Trademark Office in April 2014. XenoPort now has five Orange Book-listed U.S. patents providing protection of HORIZANT into 2026.

•	XenoPort completed a follow-on public offering of XenoPort common stock, raising net proceeds of approximately $77.4 million, after deducting underwriting discounts and commissions and other offering expenses.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We are pleased with the progress we are making on both HORIZANT and XP23829. We believe our promotional efforts for HORIZANT continue to show positive results. We intend to keep a close eye on our HORIZANT commercialization efforts to maximize the value of this asset to our stockholders. We are also making good progress in advancing our XP23829 clinical development program. Assuming regulatory clearance of the psoriasis IND, we plan to initiate our Phase 2 clinical trial of XP23829 in patients with moderate-to-severe chronic plaque type psoriasis by midyear. Our recent presentations of data at the AAN meeting demonstrate that XP23829 has unique properties that we believe may yield a differentiated product for the treatment of psoriasis and/or relapsing forms of MS.”

Dr. Barrett continued, “With our successful financing in the first quarter, we believe that our operations, including the commercialization of HORIZANT and the advancement of our XP23829 clinical development program, are funded through 2015. We remain committed to a responsible capital allocation strategy that best positions XenoPort for value creation.”

XenoPort First Quarter 2014 Financial Results

Total revenues for the quarter were $3.4 million, compared to $0.5 million for the same period in 2013. The increase in revenues for the first quarter of 2014 was principally due to HORIZANT net product sales. HORIZANT net product sales totaled $3.0 million for the three months ended March 31, 2014.

Research and development expenses for the first quarter of 2014 were $4.7 million, compared to $13.4 million for the same period in 2013. The decrease in research and development expenses for the first quarter of 2014 was principally due to decreased net costs for arbaclofen placarbil (AP), and to a lesser extent, decreased net costs for XP23829 development activities and decreased personnel costs, which were primarily due to decreased headcount and decreased non-cash stock-based compensation.

Selling, general and administrative expenses were $18.8 million for the first quarter of 2014, compared to $10.7 million for the same period in 2013. The increase in selling, general and administrative expenses for the first quarter of 2014 compared to the same period in 2013 was principally due to costs related to the commercialization and promotion of HORIZANT; specifically, increased professional fees, marketing costs and personnel costs.

Net loss for the first quarter of 2014 was $20.5 million, compared to a net loss of $23.5 million for the same period in 2013. Basic and diluted net loss per share were $0.36 for the first quarter of 2014, compared to basic and diluted net loss per share of $0.50 for the same period in 2013.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers or 1-404-537-3406 for international callers. The reference number to enter the call and the replay of the call is 38247474.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for patients with moderate-to-severe chronic plaque type psoriasis and/or relapsing forms of MS. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort’s pipeline of product candidates also includes potential treatments for patients with spasticity related to spinal cord injury and Parkinson’s disease. To learn more about XenoPort, please visit the website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the potential value of XenoPort’s assets and XenoPort’s ability to achieve its goal of enhancing stockholder value through the execution of its strategic plan, including all statements related to XenoPort’s ability to build value in HORIZANT through, and the potential of, its focused commercialization efforts; XenoPort’s current strategy for advancing the XP23829 clinical development program, including all statements related to the initiation of the planned Phase 2 clinical trial of XP23829 and the timing thereof; the suitability of XP23829 as a potential treatment for moderate-to-severe chronic plaque type psoriasis and/or relapsing forms of MS, and XenoPort’s belief that XP23829’s properties may yield a differentiated product for the treatment psoriasis and/or relapsing forms of MS; future interactions with the FDA; and the anticipated sufficiency of XenoPort’s cash resources to fund its operations through 2015. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “intend,” “plans,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful; XenoPort’s ability to successfully advance XP23829 development and to conduct or initiate clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s review process and other regulatory requirements, including the risk that FDA action, including with respect to the IND application for XP23829, would delay or prevent the initiation of future clinical trials of XP23829; XenoPort’s need for and the availability of resources to develop XP23829 and to support XenoPort’s operations; XenoPort’s dependence on future collaborative partners; the uncertain therapeutic and commercial value of HORIZANT and XP23829; as well as risks related to future opportunities and plans, including the risk that XenoPort could utilize its available capital resources sooner than it expects and the uncertainty of future operating results. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Securities and Exchange Commission filings and reports, including in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 28, 2014, and its future filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XNPT2F

— Financial Tables to Follow —

XENOPORT, INC.

BALANCE SHEETS

(Unaudited, in thousands)

	March 31,	December 31,
	2014	2013
Current assets:
Cash and cash equivalents	$17,818	$20,584
Short-term investments	104,645	38,074
Accounts receivable	1,231	939
Inventories	1,364	1,262
Prepaids and other current assets	3,409	2,826

Total current assets	128,467	63,685
Property and equipment, net	2,353	2,552
Long-term inventories	10,030	10,185
Restricted investments and other assets	2,055	2,119

Total assets	$142,905	$78,541

Liabilities:
Current liabilities	$15,924	$10,069
Noncurrent liabilities	14,610	14,779

Total liabilities	30,534	24,848

Stockholders’ equity (deficit):
Common stock	62	48
Additional paid-in capital and other	670,340	591,128
Accumulated deficit	(558,031)	(537,483)

Total stockholders’ equity	112,371	53,693

Total liabilities and stockholders’ equity	$142,905	$78,541

XENOPORT, INC.

STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenues:
Product sales, net	$2,957	$—
Collaboration revenue	283	379
Royalty revenue	135	80

Total revenues	3,375	459

Operating expenses:
Cost of product sales	430	—
Research and development*	4,657	13,353
Selling, general and administrative*	18,771	10,735

Total operating expenses	23,858	24,088

Loss from operations	(20,483)	(23,629)
Net interest income (expense)	(65)	81

Net loss	$(20,548)	$(23,548)

Basic and diluted net loss per share	$(0.36)	$(0.50)

Shares used to compute basic and diluted net loss per share	56,887	47,249

* Includes employee non-cash stock-based compensation as follows:

Research and development	$702	$1,196
Selling, general and administrative	1,982	2,148

Total	$2,684	$3,344

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